EXHIBIT 4.5

AMENDMENT NO. 2 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 2 (this "Amendment") is entered into as of November 6, 2013, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
WHEREAS, Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations; and
WHEREAS, in connection with the foregoing, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
2.    Amendment to Loan Agreement. Schedule 4.15(h) attached to the Loan Agreement is replaced with the Schedule attached as Exhibit A to this Amendment.
3.    Conditions of Effectiveness of Amendment. This Amendment is not effective until Agent has received fully executed copies of this Amendment and all Exhibits and related documents (the “Conditions Precedent”).
4.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.

EXHIBIT 4.5

5.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.
(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
6.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
7.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

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EXHIBIT 4.5

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Todd Milenius
Todd Milenius, Vice President
ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.
By: /s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer

EXHIBIT 4.5

EXHIBIT A
Schedule 4.15(h) - Deposit and Investment Accounts

Borrower	Financial Institution	Type of Account	Lockbox/ Account Number	Parameters for Accounts Not Subject to Control Agreements
Tecumseh Compressor	Peoples Bank & Trust Company	Payroll	900292125	See Comment 1 below.
Tecumseh Canada	JPMorgan Chase	General Account	4673368101	N/A. Subject to Control Agreement.
Tecumseh Canada	JPMorgan Chase	General Account	4673368210	N/A. Subject to Control Agreement.
Tecumseh Canada	Royal Bank of Canada	General Account-USD	26	N/A. Subject to Control Agreement
Tecumseh Canada	Royal Bank of Canada	General Account- CAD	4001905 [1]	N/A. Subject to Control Agreement
Evergy	Commercial Bank & Trust	Deposit	55530	See Comment 2 below.
Evergy	Commercial Bank & Trust	Petty Cash	67040	See Comment 2 below.
Evergy	Commercial Bank & Trust	Payroll	20699	See Comment 2 below.
Tecumseh Products	Black Rock	Investment	32941	N/A. Subject to Control Agreement.
Tecumseh Products	OptionsXpress	Commodities	67020322	See Comment 3 below.
Tecumseh Products	JPMorgan Chase	CD	100072450377	See Comment 4 below.

Comment 1 - This account can remain open and not subject to a control agreement if the average monthly balance at no time exceeds $2,000. Borrower must deliver to Agent monthly bank statements with respect to this account to evidence compliance with these parameters.
Comment 2 - These accounts can remain open and not subject to a control agreement provided no Event of Default has occurred and the average aggregate monthly balance of these accounts at no time exceeds $25,000.
Comment 3 - This account can remain open and not subject to a control agreement, provided, however, that if an Event of Default occurs, Borrowers shall only maintain amounts in such account as are reasonably likely to be necessary to meet the hedging obligations related to this account.
Comment 4 - This certificate of deposit can remain in place, subject to a pledge in favor of JPMorgan Chase and not subject to a control agreement, provided, however, that if an Event of Default occurs, Borrowers shall only maintain amounts in such certificate of deposit as are reasonably likely to be necessary to meet the hedging obligations related to this account.

1.
Borrowers advised Agent that Tecumseh Canada does not presently have a lockbox and there is no lockbox associated with this account. Tecumseh Canada, Agent, and the Royal Bank of Canada are party to a control agreement with respect to this account. If a lockbox is put in place with respect to this account, a new control agreement or amendment to the existing control account agreement addressing the lockbox, which is satisfactory to Agent, must be entered into in order for the lockbox and this account to continue to be permitted by Agent.

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